Press Release
EXHIBIT 99.45

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Tulsa, Oklahoma, February 28, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2007. The net loss for the 2007 fourth quarter was $30.6 million, or $1.45 per diluted share, compared to a net loss of $2.7 million, or $0.11 per diluted share, for the comparable 2006 quarter.

The Non-GAAP net loss for the 2007 fourth quarter was $18.5 million, or $0.88 per diluted share as compared to a net loss of $1.3 million, or $0.05 per diluted share for the 2006 fourth quarter. Non-GAAP net income (loss) excludes from GAAP net income (loss) the (increase) decrease in fair value of derivatives, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

For the quarter ended December 31, 2007, the Company’s total revenue was $389.2 million, as compared to $392.8 million for the comparable 2006 period. Vehicle rental revenue in the 2007 fourth quarter was $373.3 million, a 2.0 percent increase over the 2006 fourth quarter as a result of an increase of approximately one percent in both revenue per day and rental days.

“As we previously disclosed on February 1, 2008, consumer demand weakened considerably in the latter half of the 2007 fourth quarter. This resulted in an unfavorable pricing environment and lower fleet utilization when combined with the industry’s and our Company’s excess fleet capacity,” said Gary L. Paxton, President and Chief Executive Officer. “In addition, during the quarter, we also experienced a softer used car market and vehicle delivery issues.”

“While we are disappointed in these results, we have a clear strategy in place to grow our business, improve our operations and build value for shareholders,” said Mr. Paxton. “During 2008, we are enhancing our focus on our revenue growth and cost-management initiatives. This includes further growing our industry-leading Internet reservations, as well as expanding international sales, small business corporate accounts, and the number of non-airport locations.”

“On the expense side, we expect to benefit from the flow through of expense reductions taken in 2007 which include the outsourcing of a portion of the call center, outsourcing of information technology and streamlining of the organization and related cost reductions which in total reduce expected costs by $20 million to $24 million. We expect that approximately 50% of these cost savings will flow through in 2008 after reinvesting a portion of the savings to enhance customer service delivery and growth initiatives. We have taken further actions to reduce expenses as well as to preserve liquidity in early 2008 and are pursuing further efficiency actions to be implemented during the year. We also expect lower increases in vehicle depreciation costs from what we have experienced over the last two years, and expect to benefit from the fleet optimization software acquired in 2007.”

“There were several key factors contributing to the 2007 fourth quarter performance as compared to the 2006 fourth quarter,” Mr. Paxton said.

“Although we were able to increase year over year rental pricing about one percent in the fourth quarter, it was not enough to offset the higher fleet costs. Vehicle depreciation costs per vehicle increased 16% in the fourth quarter, higher than expected due to weakening used car prices and the impact of vehicle delivery issues. Vehicle utilization was also below last year due to declining rental demand during the quarter and challenges in reducing capacity as vehicle deliveries accelerated in the back half of the quarter. These factors reduced 2007 fourth quarter earnings per share by $0.43 as compared to the prior year quarter.”

The Company also incurred additional income tax expense in the fourth quarter reducing 2007 earnings per share by $0.22 from last year’s fourth quarter. This additional tax expense included differences between 2006 state income tax returns ultimately filed in 2007 and the estimates recorded in the prior year and also included additional valuation allowances for state income tax net operating losses due to lower than previously expected earnings. The Company also incurred increased losses in Canada where the Company does not record any income tax benefit for losses.

The Company also had lower self insurance costs in the fourth quarter of 2006 as a result of favorable actuarial cost trends resulting in $0.13 per diluted share impact as compared to the 2007 fourth quarter.

Outlook:

“As we move through the first quarter of 2008, we have begun to see more positive trends in demand, pricing and utilization after a slow start in January,” Mr. Paxton said. “Despite improving trends, we anticipate that we will report a non-GAAP net loss in the first quarter due to the weak January and higher fleet cost increases early in the year.”

As for fiscal 2008, the Company’s earnings per diluted share guidance is a range of $1.00 to $1.50 and Corporate EBITDA of $97 million to $115 million. This guidance is based on achieving about a two percent growth in both rental day volume and revenue per day. It is noted that the guidance also assumes vehicle depreciation costs per vehicle will be about 10% higher in 2008, based in part on a softer used car market. The Company expects vehicle cost increases will be more challenging in the early part of the year as it absorbs recent declines in used car prices.

“Given current market conditions and economic uncertainty, we expect that our operating environment will remain challenging through at least the first half of 2008,” said Mr. Paxton. “We remain focused on operating the Company for the long-term and believe that we are taking the appropriate actions to position the Company for greater success in both the near and long-term.”

The Company will continue to monitor developments in the bank and capital markets and believes that its peak vehicle financing needs for 2008 can be managed through the annual renewal of its existing bank conduit and commercial paper facilities. While the medium term asset backed note market has been volatile, the Company will not need to enter the market in 2008, despite $500 million of maturities during the year. The Company has no additional maturities of asset backed medium term notes until 2010.

Full Year Results

For the year ended December 31, 2007, net income was $1.2 million, or $0.05 per diluted share. For the year ended December 31, 2006, net income was $51.7 million, or $2.04 per diluted share. Total revenue for the 2007 period was $1.8 billion, an increase of 6.0 percent over the comparable period in 2006.

Non-GAAP earnings per diluted share for the year ended December 31, 2007, were $1.02 compared to $2.26 of non-GAAP earnings per diluted share for same time period in 2006. GAAP and non-GAAP net income for the year ended December 31, 2007 include a total of $0.32 per diluted share for outsourcing transition costs, severance costs, and asset write-downs. For the comparable 2006 period, GAAP and non-GAAP net income included $0.23 of outsourcing transition costs and severance costs.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. fourth quarter and full year 2007 earnings conference call will be held on Thursday, February 28, 2008, at 10:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-398-1687 (domestic) or 210-839-8553 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through March 14, 2008, by calling 888-277-5134 (domestic) or 203-369-3599 (international). The replay will also be available via the corporate Web site for one year.

Annual Meeting of Stockholders

The Dollar Thrifty Automotive Group Annual Meeting of Stockholders will be held on May 15, 2008 at 11:00 a.m. (CDT) at the Company’s worldwide headquarters in Tulsa, Oklahoma.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; changes in liquidity; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contacts:

Financial:	Steve Hildebrand	Media: Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	December 31,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$373,306	$366,059	95.9%	93.2%
Other	15,898	26,775	4.1%	6.8%

Total revenues	389,204	392,834	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	214,366	199,047	55.1%	50.7%
Vehicle depreciation and lease charges, net	120,176	104,289	30.9%	26.5%
Selling, general and administrative	49,506	64,161	12.7%	16.3%
Interest expense, net	25,809	23,092	6.6%	5.9%

Total costs and expenses	409,857	390,589	105.3%	99.4%

(Increase) decrease in fair value of derivatives	20,788	2,228	5.3%	0.6%

Income (loss) before income taxes	(41,441)	17	(10.6%)	0.0%

Income tax expense (benefit)	(10,860)	2,670	(2.7%)	0.7%

Net loss	$(30,581)	$(2,653)	(7.9%)	(0.7%)

Loss per share:(a) (b)
Basic	$(1.45)	$(0.11)
Diluted	$(1.45)	$(0.11)

Weighted average number
of shares outstanding:(a)
Basic	21,109,679	23,422,260
Diluted	21,109,679	24,524,271

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Year ended		As % of
	December 31,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$1,676,349	$1,538,673	95.2%	92.7%
Other	84,442	122,004	4.8%	7.3%

Total revenues	1,760,791	1,660,677	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	887,178	827,440	50.4%	49.8%
Vehicle depreciation and lease charges, net	477,853	380,005	27.1%	22.9%
Selling, general and administrative	234,234	259,474	13.3%	15.6%
Interest expense, net	109,728	95,974	6.3%	5.8%

Total costs and expenses	1,708,993	1,562,893	97.1%	94.1%

(Increase) decrease in fair value of derivatives	38,990	9,363	2.2%	0.6%

Income before income taxes	12,808	88,421	0.7%	5.3%

Income tax expense	11,593	36,729	0.6%	2.2%

Net income	$1,215	$51,692	0.1%	3.1%

Earnings per share: (b)
Basic	$0.05	$2.14
Diluted	$0.05	$2.04

Weighted average number
of shares outstanding:
Basic	22,580,298	24,195,933
Diluted	23,625,612	25,318,799

(a)

Because the Company incurred a loss from continuing operations in the fourth quarter of 2007, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

(b)

The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels, market prices and share repurchases. Therefore, the sum of the quarters' per share information may not equal the total year amounts.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Year ended
	December 31, 2007		December 31, 2007

OPERATING DATA:

Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	111,107		123,484
% change from prior year	2.5%		3.2%
Number of rental days	8,220,392		37,231,340
% change from prior year	0.9%		1.6%
Vehicle utilization	80.4%		82.6%
Percentage points change from prior year	(1.3) p.p.		(1.3) p.p.
Average revenue per day	$45.41		$45.03
% change from prior year	1.1%		7.2%
Monthly average revenue per vehicle	$1,120		$1,131
% change from prior year	(0.5%)		5.5%

Same Store Vehicle Rental Data: (excludes franchise acquisitions)

Average number of vehicles operated	107,474		116,911
% change from prior year	(0.8%	)	(2.3%	)
Number of rental days	7,958,217		35,290,629
% change from prior year	(2.3%	)	(3.7%	)

Vehicle Leasing Data:

Average number of vehicles leased	4,029		5,384
% change from prior year	(45.8%	)	(45.5%	)
Monthly average revenue per vehicle	$608		$555
% change from prior year	22.1%		15.9%

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$28
Non-vehicle interest expense	6		16
Non-vehicle interest income	(2)		(10)
Non-vehicle capital expenditures (excludes acquisitions)	7		41
Franchise acquisitions	6		30
Cash paid for income taxes	1		14

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	December 31,	December 31,
	2007	2006

	(unaudited)

Cash and cash equivalents	$101	$192
Restricted cash and investments	133	390
Revenue-earning vehicles, net	2,808	2,624

Vehicle debt	2,408	2,744
Non-vehicle debt (corporate debt)	249	-
Stockholders' equity	579	648

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$(41,441)	$17	$12,808	$88,421

(Increase) decrease in fair value of derivatives	20,788	2,228	38,990	9,363

Pretax income (loss) - non-GAAP	$(20,653)	$2,245	$51,798	$97,784

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Net income (loss) - as reported	$(30,581)	$(2,653)	$1,215	$51,692

(Increase) decrease in fair value of derivatives, net of tax	12,106	1,331	22,813	5,528

Net income (loss) - non-GAAP	$(18,475)	$(1,322)	$24,028	$57,220

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted earnings (loss) per share ("EPS"):

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

EPS, diluted - as reported	$(1.45)	$(0.11)	$0.05	$2.04

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.57	0.06	0.97	0.22

EPS, diluted - non-GAAP	$(0.88)	$(0.05)	$1.02	$2.26

Table 3 (Continued)

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's $600 million credit agreement. The Company believes Corporate EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity. The Company has revised its calculation of Corporate EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Net income (loss) - as reported	$(30,581)	$(2,653)	$1,215	$51,692

(Increase) decrease in fair value of derivatives	20,788	2,228	38,990	9,363
Non-vehicle interest expense	5,670	850	16,068	3,767
Income tax expense (benefit)	(10,860)	2,670	11,593	36,729
Non-vehicle depreciation	5,606	5,136	21,704	20,343
Amortization	1,711	1,609	6,386	6,410
Non-cash stock incentives	888	268	7,682	11,130
Other	663	(9)	3,897	63

Corporate EBITDA	$(6,115)	$10,099	$107,535	$139,497